EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the audited financial statements of Greenwich LifeSciences, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, and to the reference to us under the heading “Experts”, in the Prospectus, which is a part of the Registration statement.

RBSM LLP

Houston, TX

December 20, 2024